Exhibit 99.1

OSI SYSTEMS COMPLETES ACQUISITION OF EXPLOSIVE TRACE DETECTION (ETD) BUSINESS

HAWTHORNE, CA — July 10, 2017 —OSI Systems, Inc. (NASDAQ: OSIS) (the “Company”) today announced that it has completed its previously announced acquisition of the former Morpho global explosive trace detection (ETD) business from Smiths Group plc for $75.5 million in cash, subject to a net working capital adjustment.

Deepak Chopra, the Company’s Chairman and Chief Executive Officer, said, “We are pleased to complete our acquisition of the ETD business. This business is an excellent strategic fit consistent with our expansion strategy enabling us to continue to provide compelling value and service to our customers worldwide.”

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications in the homeland security, healthcare, defense and aerospace industries. We combine more than 40 years of electronics engineering and manufacturing experience with offices and production facilities in more than a dozen countries to implement a strategy of expansion into selective end product markets. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-G

Forward-Looking Statements

Certain statements made herein are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than historical facts included in this press release, including, but not limited to, the expected benefits of the transaction, prospective performance and future business plans, and any assumptions underlying any of the foregoing, are forward-looking statements. These statements are based on current expectations and projections of future events and reflect beliefs and assumptions that are based on the Company’s perception of historical trends, current conditions and expected future developments as well as other factors management believes are appropriate in the circumstances. If underlying assumptions prove inaccurate or unknown, or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. Risks and uncertainties include, among other things, the failure of the Company to achieve the expected financial and commercial results from the transaction; other business effects, including effects of industry, economic or political conditions outside the Company’s control; transaction costs; actual or contingent liabilities; as well as other cautionary statements contained elsewhere herein and in the reports filed by the Company with the Securities and Exchange Commission, including the Company’s annual report for the year ended June 30, 2016 and subsequent quarterly reports. These forward-looking statements reflect the Company’s expectations and projections as of the date of this press release. The Company undertakes no obligation to update the information provided herein to reflect any change in the Company’s expectations or projections with regard thereto or any change in events, conditions or circumstances on which any such information is based.

SOURCE: OSI Systems, Inc.

OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com